Exhibit 10.60

AGREEMENT RESPECTING CHANGE OF CONTROL

AND EXECUTIVE BENEFIT PLAN ENTITLEMENTS

This agreement respecting change of control and executive benefit plan entitlements made as of the 12th day of November, 2009.

BETWEEN:

NEXEN INC., a corporation incorporated under the laws of Canada

(hereinafter referred to as the “Corporation”)

- and -

JAMES ARNOLD

(hereinafter referred to as the “Executive”)

RECITALS:

1.             The Executive, as Senior Vice President, Synthetic Oil of the Corporation, is considered by the Board to be an essential officer and employee of the Corporation, who is both integral to the operation and development of the Corporation, and has acquired outstanding skills, unique experience and possesses an extensive background in, and knowledge of, the Corporation’s business, operations and the industry in which it is engaged.

2.             In the event of a Change of Control, there is a possibility that the employment of the Executive would be terminated without just cause or adversely modified and the Executive has expressed concern in that regard to the Corporation.

3.             The Board recognizes that it is essential and in the best interests of the Corporation and its shareholders that the Corporation retain the continued dedication of the Executive to the Executive’s office and the Executive’s employment during the uncertain period prior to, during and following a Change of Control.

4.             The Board further believes that the past service of the Executive and the Executive’s integral role in the development and operation of the Corporation requires that the Corporation ensure that in the event of a Change of Control the Executive is treated in a manner that is fair, reasonable, consistent with industry standards and in the best interests of the Corporation.

5.             The Corporation and the Executive wish to enter into this Agreement to: a) agree on the terms and conditions which would govern the termination or modification of the employment of the Executive following a Change of Control; and b) detail the Corporation’s security and funding obligations in respect of the Change of Control

Obligations (as hereinafter defined), to provide for the securitization and funding of the Executive Benefit Plan Obligations (as hereinafter defined) and to provide for the cessation of the Executive’s coverage under the Statement of Company Procedure Regarding the Securitization of Nexen Inc. Restated Executive Benefit Plan, as amended or replaced from time to time (the “Securitization Procedure”).

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1           In this Agreement, the following terms shall mean as follows:

(a)           “Acting Jointly or in Concert” for the purposes of this Agreement, a Person is acting jointly or in concert with another Person if such Person has any agreement, arrangement or understanding (whether formal or informal and whether or not in writing) with such other Person for the purpose of acquiring, offering to acquire, or voting any Common Shares of the Corporation (other than customary agreements with and between underwriters and banking group or selling group members with respect to a distribution of securities by way of prospectus or private placement or pursuant to a pledge of securities in the ordinary course of business).

(b)           “Actuary” has the meaning referred to in Section 10.2 of this Agreement.

(c)           “Affiliate” and “Associate” have the meaning ascribed to such terms in National Instrument 45-106.

(d)           “Agreement” means this agreement respecting change of control and executive benefit plan entitlements as it may be amended, restated or supplemented from time to time, and the expressions “hereof”, “herein”, “hereto”, “hereunder” “hereby”, and similar expressions refer to this Agreement and, unless otherwise indicated, refer to Articles or Sections in this Agreement only,

(e)           “Anniversary Date” has the meaning referred to in Section 10.3 of this Agreement.

(f)            “Annual Base Salary” means the annual base salary of the Executive payable by the Corporation at the end of the month immediately preceding the Date of Termination.

(g)           “Annual Target Bonus” means the Executive’s annual target bonus as determined by the Board to be in effect for the calendar year in which a Change of Control occurs.

(h)           “Bank” has the meaning referred to in Section 10.2 of this Agreement.

(i)            “Beneficial Owner” for the purposes of this Agreement, a Person shall be deemed to be the “Beneficial Owner” and to have “Beneficial Ownership” of and to “Beneficially Own”:

(i)            any securities as to which such Person or any of such Person’s Affiliates or Associates is the owner at law or in equity;

(ii)           any securities as to which such Person or any of such Person’s Affiliates or Associates has a right to acquire (i) upon the exercise of any Convertible Securities or (ii) pursuant to any agreement, arrangement or understanding, whether such right is exercisable immediately within a period of sixty (60) days thereafter and whether or not on condition or the happening of any contingency, (other than (a) customary agreements with and between underwriters and banking group and selling group members with respect to the distribution to the public or pursuant to a private placement of securities, or (b) pursuant to a pledge of securities in the ordinary course of business); and

(iii)          any securities which are Beneficially Owned within the meaning of clauses (a) or (b) above by any other Person with which such Person is Acting Jointly or in Concert,

provided, however, that a Person shall not be deemed the “Beneficial Owner” or to have “Beneficial Ownership” of or to “Beneficially Own” any security where such Person is the registered holder of securities as a result of carrying on the business of or acting as nominee for a securities depository.

For purposes of this Agreement, the percentage of Common Shares Beneficially Owned by any Person, shall be and be deemed to be the product determined by the formula:

100 x A/B

Where:

A =         the number of votes for the election of all directors generally attaching to the Common Shares Beneficially Owned by such Person; and

B =          the number of votes for the election of all directors generally attaching to all outstanding Common Shares.

For the purposes of the foregoing formula, where a Person Beneficially Owns unissued Common Shares which may be acquired pursuant to Convertible Securities, such Common Shares shall be deemed to be outstanding for the purpose of calculating the percentage of Common Shares Beneficially Owned by such Person in both the numerator and the denominator, but no other unissued Common Shares which may be acquired pursuant to any other outstanding Convertible Securities shall, for the purposes of that calculation, be deemed to be outstanding.

(j)            “Board” means the Board of Directors of the Corporation as constituted from time to time.

(k)           “CBCA” means the Canada Business Corporations Act, as amended from time to time, and any successor legislation thereto.

(l)            “Calculation Date” has the meaning referred to in Section 10.5 of this Agreement.

(m)          “Change of Control” means the occurrence of any of:

(i)            the purchase or acquisition of any Common Shares or Convertible Securities by a Beneficial Owner which results in the Beneficial Owner owning, or exercising control or direction over, Common Shares or Convertible Securities such that, assuming only the conversion of Convertible Securities Beneficially Owned  or over which control or direction is exercised by the Beneficial Owner, the Beneficial Owner would own, or exercise control or direction over, Common Shares carrying the right to cast more than thirty-five percent (35%) of the votes attaching to all Common Shares; or

(ii)           the substantial completion of: (i) the liquidation, dissolution or winding-up of the Corporation; or (ii) the sale, lease or other disposition of all or substantially all of the assets of the Corporation; or

(iii)          a situation in which individuals who were members of the Board immediately prior to:

(A)          a meeting of the shareholders of the Corporation involving a contest for, or an item of business relating to, the election of directors; or

(B)           an amalgamation, arrangement, merger or other consolidation or combination of the Corporation with another Person,

shall not constitute a majority of the Board following such election or transaction; or

(iv)          the completion of any transaction or the first of a series of transactions which would have the same or similar effect as any transaction or series of transactions referred to in paragraphs (i), (ii) or (iii) above; or

(v)           a determination by the Board that, for the purposes of this Agreement, a Change of Control has occurred or is imminent.

(n)           “Change of Control Obligations” means the Company’s obligations to make the lump sum payments described in Section 7.1 of this Agreement to the Executive.

(o)           A “Change of Control Obligations - Designated Event” shall be deemed to have occurred if:

(i)            the Corporation fails to arrange for the extension or replacement of a Letter of Credit in accordance with the terms of this Agreement; or

(ii)           the Executive’s employment is terminated in accordance with Section 5.1 or 6.1 of this Agreement.

(p)           “Common Shares” means the common shares of the Corporation.

(q)           “Convertible Securities” means:

(i)            any right (contractual or otherwise and regardless of whether such right constitutes a security) to acquire Common Shares from the Corporation; or

(ii)           any security issued by the Corporation from time to time (other than the rights issued pursuant to a shareholders’ rights protection plan, if any) carrying any exercise, conversion or exchange right, which is then exercisable or exercisable within a period of sixty (60) days from that time pursuant to which the holder thereof may acquire Common Shares or other securities which are convertible into or exercisable or exchangeable for Common Shares (in each case, whether such right is then exercisable or exercisable within a period of sixty (60) days from that time and whether or not on condition or the happening of any contingency).

(r)            “Date of Termination” means the date upon which the Executive’s employment is terminated pursuant to Section 4.1, 5.1 or 6.1 of this Agreement.  For greater clarity, the Date of Termination means the date upon which the Corporation provides the Executive with written, verbal or other notice that the Executive’s employment has been or will be terminated pursuant to Section 4.1 or 5.1 of this Agreement or the date upon which the Executive provides the Corporation with written notice terminating the Executive’s employment pursuant to Section 4.1 or for Good Reason pursuant to Section 6.1.

(s)           “Disability” means, where due to a physical or mental condition, the Executive is rendered totally and permanently unable to perform the Executive’s duties for a consecutive period of two (2) years or more during which the Executive has been in receipt of long term disability insurance benefits from the insurance carrier normally utilized by the Corporation.

(t)            “Dispute” has the meaning referred to in Section 11.1 of this Agreement.

(u)           “Effective Date” means the date upon which a Change of Control occurs.

(v)           “Employment Benefits” means the employment benefits to which the Executive is entitled by virtue of any written, oral or implied agreement with the Corporation.  For the purposes of this Agreement, “Employment Benefits” shall include, but is not limited to, the following:

(i)            the Executive’s entitlement to any dental or general medical care;

(ii)           the Executive’s entitlement to receive long term disability benefits from the insurance carrier normally utilized by the Corporation;

(iii)          the Executive’s entitlement to pension benefits under the terms of any pension plan with the Corporation;

(iv)          the Executive’s entitlement to a monthly car allowance from the Corporation;

(v)           the Executive’s entitlement to contributions by the Corporation to the Corporation’s savings plan;

(vi)          the Executive’s entitlement to receive from the Corporation financial counseling services, at a cost of $3,500.00 per year (or as the same may be increased from time to time by the Corporation); and

(vii)         the Executive’s entitlement to receive from the Corporation security monitoring services at the Executive’s personal residence.

(w)          “Executive Benefit Plan” has the meaning referred to in Section 7.1(b) of this Agreement.

(x)            “Executive Benefit Plan Obligations” means the Corporation’s outstanding obligations under the Executive Benefit Plan to the Executive.

(y)           An “Executive Benefit Plan Obligations - Designated Event” shall be deemed to have occurred if:

(i)            a Change of Control occurs;

(ii)           the Corporation makes an assignment for the benefit of creditors or files a petition in bankruptcy or becomes insolvent or bankrupt;

(iii)          a receiver, trustee or liquidator of or for the Corporation is appointed and is not discharged within a period of sixty days;

(iv)          the net worth of the Corporation, described as shareholder equity in the consolidated financial statements of the Corporation as disclosed in the annual and quarterly consolidated financial statements of the Corporation, is less than $400 million;

(v)           the Corporation fails to arrange for the extension or replacement of a Letter of Credit in accordance with the terms of this Agreement;

(vi)          the Executive has provided written notification to the Trustee and to the Corporation of the failure by the Corporation to pay any amount owed to or in respect of the Executive under the Executive Benefit Plan within thirty days of the due date specified in the Executive Benefit Plan (together with a statement of the amount due and owing) either to the person entitled thereto pursuant to the Executive Benefit Plan or to the Trust in accordance with the provisions of Section 10.6(h); or

(vii)         at any time the Board adopts a resolution to the effect that, for purposes of this Agreement, an Executive Benefit Plan Obligations — Designated Event has occurred or is imminent.

(z)            “Good Reason” means any of the following, unless the Executive shall have given the Executive’s express written consent thereto:

(i)            Inconsistent Duties.  The assignment to the Executive of any duties inconsistent with the Executive’s status as an executive officer of the Corporation or a material alteration in the nature or status of the Executive’s responsibilities or duties or reporting relationship from those in effect immediately prior to a Change of Control;

(ii)           Reduced Salary.  A reduction by the Corporation in the Executive’s Annual Base Salary in effect on the Effective Date or as the same may be increased thereafter from time to time or the failure by the Corporation to grant the Executive salary increases at a rate commensurate with the increases accorded to other executives of the Corporation;

(iii)          Relocation.  The Corporation requiring the Executive to be based anywhere other than where the Executive is based at the time a Change of Control occurs, except for required travel on the Corporation’s business to an extent substantially consistent with the Executive’s business travel obligations in the ordinary course of business immediately prior to a Change of Control;

(iv)          Incentive Compensation Plans.  The failure by the Corporation to continue in effect any incentive compensation plan in which the Executive participates, including, but not limited to, the Incentive Compensation Plan or the Stock Option Plan or any other similar plans adopted prior to a

Change of Control, unless the Executive is eligible to participate in, and is entitled to the opportunity to receive a comparable level of benefits under, an ongoing, substitute or alternative plan (it being understood that the manner or method of payment and the form of consideration need not be the same as existed in the original plans); or the failure by the Corporation to continue the Executive’s participation therein on at least as favourable a basis, both in terms of the amount of benefits available to the Executive and the level of the Executive’s participation relative to other participants, as existed at the time a Change of Control occurs;

(v)           Employment Benefits and Perquisites.  The failure by the Corporation to continue to provide the Executive with Employment Benefits at least as favourable as those enjoyed by the Executive immediately prior to a Change of Control, including any pension plan, benefit plan or any retirement arrangement established for the Executive, or any of the Corporation’s life insurance, medical, health and accident, disability or savings plans in which the Executive was participating at the time a Change of Control occurs; the taking of any action by the Corporation that would directly or indirectly materially reduce any such benefits or deprive the Executive of any material perquisite enjoyed by the Executive at the time a Change of Control occurs, including, without limitation and to the extent applicable, the use of a car, aircraft, secretarial services, office space, telephones, computer facilities, expense reimbursement, financial counselling, and professional fees and club dues reimbursement; or the failure by the Corporation to provide the Executive with the number of paid vacation days to which the Executive is entitled in accordance with the Corporation’s normal vacation practice in effect at the time a Change of Control occurs;

(vi)          No Assumption by Successor.  The failure of the Corporation to obtain a satisfactory agreement from a successor to assume and agree to perform this Agreement.  Alternatively, if the business or undertaking in connection with which the Executive’s services are principally performed is sold at any time after a Change of Control occurs, and the Executive’s employment is transferred as a result, the failure or refusal of the purchaser of such business or undertaking to provide the Executive with the same or a comparable position, duties, compensation and benefits, as described in paragraphs (iv) and (v) above, as provided to the Executive by the Corporation immediately prior to a Change of Control;

(vii)         Disposition of “All or Substantially All”.  The disposition by the Corporation of all or substantially all of the assets of the Corporation, as contemplated herein, notwithstanding that the Executive’s services were or were not principally performed for such business.

(aa)         “Hearing” has the meaning referred to in Section 11.7 of this Agreement.

(bb)         “Hearing Date” has the meaning referred to in Section 11.7 of this Agreement.

(cc)         “Incentive Compensation Plan” means any bonus or incentive compensation plan of the Corporation in which the Executive is entitled to receive benefits in the month immediately preceding a Change of Control.

(dd)         “Just Cause” means:

(i)            the failure by the Executive to substantially perform the Executive’s duties according to the terms of the Executive’s employment in existence immediately prior to a Change of Control after the Corporation has given the Executive reasonable notice of such failure and a reasonable opportunity to correct it; or

(ii)           where the Executive engages in any criminal act or dishonesty resulting or intended to result, directly or indirectly, in the personal gain of the Executive at the Corporation’s expense.

(ee)         “Letter of Credit” has the meaning referred to in Section 10.2 of this Agreement.

(ff)           “Monthly Base Salary” means the monthly salary payable to the Executive by the Corporation in effect at the end of the month immediately preceding the Effective Date.

(gg)         “Notice of Dispute” has the meaning referred to in Section 11.1 of this Agreement.

(hh)         “Obligations” means, collectively, the Change of Control Obligations and the Executive Benefit Plan Obligations.

(ii)           “Parties” means the Corporation, and its successors and permitted assigns, and the Executive and the Executive’s heirs, executors and administrators and “Party” means either one of them.

(jj)           “Person” includes an individual, partnership, association, body corporate, trustee, executor, administrator, legal representative and any national, provincial, state or municipal government or any agency thereof.

(kk)         “Refundable Tax Account” means the refundable tax account maintained in respect of the Trust by the Canada Revenue Agency.

(ll)           “Registered Pension Plan” has the meaning referred to in Section 7.1(b) of this Agreement.

(mm)       “Securitization Procedure” has the meaning referred to in the recitals of this Agreement.

(nn)         “Severance Period” means the twenty-four (24) month period immediately following the Date of Termination.

(oo)         “Stock Option Plan” means any stock option plan or plans of the Corporation pursuant to which the Executive is granted options by the Corporation to acquire Common Shares.

(pp)         “Subsidiary” has the meaning ascribed to it in the CBCA.

(qq)         “Tax Act” means the Income Tax Act (Canada) and the Regulations thereunder, both as amended from time to time.

(rr)           “Term” has the meaning referred to in Section 3.1 of this  Agreement.

(ss)         “Trust” has the meaning referred to in Section 10.1 of this Agreement.

(tt)           “Trust Agreement” has the meaning referred to in Section 10.1 of this Agreement.

(uu)         “Trustee” means CIBC Mellon Trust Company or such other trust company duly incorporated under the laws of Canada or any province thereof whom the Company may designate as the trustee in connection with the security and funding of the Obligations.

(vv)         “Valuation Date” has the meaning referred to in Section 10.3 of this Agreement.

ARTICLE 2

SCOPE OF AGREEMENT

2.1           The Parties intend that this Agreement sets out (a) their respective rights and obligations upon the occurrence of a Change of Control and in connection with the securitization and funding of the Change of Control Obligations; and (b) their respective rights and obligations regarding the securitization and funding of the Executive Benefit Plan Obligations.  This Agreement does not provide for any other terms of the Executive’s employment with the Corporation, except as expressly provided for herein.

2.2           The Parties hereby confirm that except as otherwise expressly stated in this Agreement, insofar as the securitization and funding of the Executive Benefit Plan Obligations is concerned, the terms of this Agreement shall govern and the terms of the Securitization Procedure shall not be applicable.

2.3           This Agreement shall automatically terminate upon the death of the Executive or where due to the Disability of the Executive, the Executive is materially incapacitated from performing the Executive’s duties.  In the event of the death or Disability of the Executive, the Executive (or the Executive’s estate) shall be entitled to receive from the Corporation all unpaid Annual Base Salary, Employment Benefits, unpaid business expenses and vacation entitlement accrued to the date of the death or Disability of the

Executive.  The Executive (or the Executive’s estate) shall also be entitled to receive any and all death or Disability benefits in a manner consistent with, and at least equal in amount to, those provided by the Corporation to senior executives (or their estate) under such plans, programs and policies in effect at the date of Disability or death of the Executive, and the Corporation shall have no further obligations to the Executive or the Executive’s estate under this Agreement.  Any entitlements of the Executive (or the Executive’s estate) under the Executive Benefit Plan which remain following the termination of this Agreement pursuant to this Section 2.3 shall then commence to be covered under the Securitization Procedure.

2.4           If the Executive’s employment is terminated by either Party, for any reason, prior to a Change of Control in any manner, other than expressly provided for in this Agreement, this Agreement shall automatically terminate and the Corporation shall have no further obligations to the Executive hereunder.  Any remaining entitlements of the Executive under the Executive Benefit Plan which remain following the termination of this Agreement pursuant to this Section 2.4 shall then commence to be covered under the Securitization Procedure.

ARTICLE 3

TERM OF AGREEMENT

3.1           Subject to termination of this Agreement prior to a Change of Control, this Agreement shall remain in effect for a period concluding twelve (12) months following the Effective Date (the “Term”), at which time this Agreement shall terminate; provided however that the payment of compensation and benefits to the Executive under this Agreement shall continue beyond the end of the Term in accordance with the applicable provisions of this Agreement.  Any remaining entitlements of the Executive under the Executive Benefit Plan which remain following the termination of this Agreement pursuant to this Section 3.1 shall then commence to be covered under the Securitization Procedure.

ARTICLE 4

TERMINATION FOR JUST CAUSE OR FOR OTHER THAN GOOD REASON

4.1           If the Executive’s employment is terminated for Just Cause, or is terminated by the Executive, other than for Good Reason, following a Change of Control, the Corporation shall pay to the Executive, if not already paid, the fraction of the unpaid Annual Base Salary accrued during the then current fiscal year of the Corporation, all accrued Employment Benefits, all unpaid reasonable business expenses and all unpaid vacation pay accrued up to and including the Date of Termination, and thereafter, the Corporation shall have no further obligations to the Executive under this Agreement.

4.2           Nothing in this Agreement shall serve to derogate from the vested rights of the Executive to pension benefits, Stock Option Plans or any other Employment Benefits to which the Executive is entitled up to the Date of Termination.

ARTICLE 5

TERMINATION BY CORPORATION

5.1           If the Executive’s employment is terminated by the Corporation within the twelve (12) month period following the Effective Date, for reason other than Just Cause, death or Disability, the Corporation shall pay to the Executive the remuneration referred to in Article 7 of this Agreement.

ARTICLE 6

TERMINATION FOR GOOD REASON

6.1           In the event of a Change of Control, the Executive may, within the twelve (12) month period following the Effective Date and upon providing the Corporation with ten (10) days written notice, terminate the Executive’s employment with the Corporation for Good Reason.  Upon being provided with such notice, the Corporation shall pay to the Executive the remuneration referred to in Article 7 of this Agreement.

ARTICLE 7

COMPENSATION UPON TERMINATION

7.1           If the Executive’s employment is terminated in accordance with Section 5.1 or 6.1 of this Agreement:

(a)           the Corporation shall forthwith, but in any event within ten (10) days from receipt by the Corporation of a Release executed by the Executive substantially in the form of Schedule “A”, pay to the Executive:

(i)            if not previously paid, that portion of the Executive’s accrued but unpaid Monthly Base Salary, any accrued but unpaid bonus to which the Executive is entitled for the preceding calendar year under any Incentive Compensation Plan, all unpaid reasonable business expenses and all accrued but unused vacation pay earned or payable to the Executive by the Corporation for the period from the beginning of the Corporation’s then current fiscal year, up to and including the Date of Termination;

(ii)           a lump sum cash payment equal to the Executive’s Monthly Base Salary and one-twelfth (1/12) of the Executive’s Annual Target Bonus for each month of the Severance Period;

(iii)          a lump sum payment equal to thirteen percent (13%) of the Executive’s Annual Base Salary for the Severance Period representing the value of the group health and welfare benefits for the Severance Period;

(iv)          a lump sum payment representing the value of the Executive’s monthly car allowance for the Severance Period;

(v)           a lump sum payment representing the value of the Corporation’s contributions to the Corporation’s savings plan (at a rate of six percent (6%) of the Executive’s Annual Base Salary) for the Severance Period;

(vi)          a lump sum payment representing the value of the Executive’s entitlement to receive from the Corporation financial counseling services for the Severance Period; and

(vii)         a lump sum payment representing the value of the Executive’s entitlement to receive from the Corporation security monitoring services at the Executive’s personal residence for the Severance Period;

(b)           with respect to the Executive’s entitlement to pension benefits under the Pension Plan for Employees of Nexen Inc. (Defined Benefit Option) (the “Registered Pension Plan”), if any, and the Executive’s related entitlement under the Executive Benefit Plan for Employees of Nexen Inc. (the “Executive Benefit Plan”), if any:

(i)            the Corporation shall recognize the Severance Period for purposes of determining the Executive’s entitlement;

(ii)           for calculation purposes, the Executive’s entitlement is the benefit which would have been determined assuming that the Executive had been employed throughout the Severance Period, including recognition of:

(A)          additional service that would have been credited for the Severance Period;

(B)           monthly salary equal to the Executive’s Monthly Base Salary throughout the Severance Period;

(C)           pensionable bonus for the year of the Date of Termination, and for each subsequent year or portion thereof during the Severance Period, determined at the Annual Target Bonus level.  Average bonus will be determined over the three years to the end of the Severance Period, including any partial calendar years; and

(D)          if the Executive would have been eligible for early retirement at the end of the Severance Period, the Executive shall be deemed to retire, and the pension to commence, upon completion of the Severance Period.  In such case, the Executive’s attained age at the end of the Severance Period will be recognized for purposes of calculating the early retirement reduction factor, if applicable; and

(iii)          the pension entitlements described in this Section 7.1(b) shall, to the extent legally permissible, be provided through the Registered Pension

Plan.  To the extent that it is not legally permissible to provide such pension entitlements through the Registered Pension Plan, the Corporation shall pay to the Executive a lump sum payment representing the settlement value of the additional Executive Benefit Plan benefit determined in accordance with the assumptions set forth in Schedule “B-1”;

(iv)          any entitlements of the Executive under the Executive Benefit Plan which have previously been funded in accordance with Article 10 but not previously settled in accordance with Article 10 shall be settled by the Corporation in accordance with the assumptions set forth in Schedule “B-1”;

(c)           with respect to the Executive’s entitlement to pension benefits under the Pension Plan for Employees of Nexen Inc. (Defined Contribution Option) (the “Defined Contribution Pension Plan”), if any, and the Executive’s related entitlement under the Executive Benefit Plan, if any:

(i)            the Corporation shall make a contribution to the Defined Contribution Pension Plan in an amount which is equal to the additional contributions which would have been made by both the Executive and the Corporation to the Defined Contribution Pension Plan on the Executive’s behalf during the Severance Period had the Executive remained in the employ of the Corporation during such period.  Such contribution shall be calculated at the rate in effect in respect of the Executive immediately prior to the Date of Termination.  To the extent that it is not legally permissible to make such contribution to the Defined Contribution Pension Plan, the Corporation shall make a notional allocation to the defined contribution provision of the Executive Benefit Plan equal to such contribution;

(ii)           the Corporation shall recognize the Severance Period for purposes of determining the Executive’s entitlement under the Executive Benefit Plan;

(iii)          the Corporation shall make a notional allocation to the defined contribution provision of the Executive Benefit Plan in an amount which is equal to the additional notional allocations which would have been made by the Corporation to the defined contribution provision of the Executive Benefit Plan on the Executive’s behalf during the Severance Period had the Executive remained in the employ of the Corporation during such period.  Such contribution shall be calculated at the rate in effect in respect of the Executive immediately prior to the Date of Termination.  The Corporation shall make a lump sum payment to the Executive in an amount equal to the balance, after reflection of the aforementioned notional allocation, in the Executive’s DC Supplemental Company Account as defined in the Executive Benefit Plan;

(d)           the Corporation shall provide the Executive with executive outplacement counselling to be provided by a firm to be selected by the Executive, at a cost to the Corporation not to exceed $25,000.00;

(e)           all of the Executive’s outstanding unexercisable stock options under any Stock Option Plan shall become exercisable; and

(f)            where the Executive has been relocated, at the request of the Corporation, within the two (2) year period immediately prior to the Effective Date, if so requested by the Executive, the Corporation shall relocate the Executive back to the Executive’s prior location.

7.2           The estimated value as of July 16, 2009 of Sections 7.l(a)(ii) to 7.1(d) are set out in Schedule “C”.  Schedule “C” provides estimated values only and actual values shall be calculated in accordance with this Agreement at the time of entitlement or payment under this Agreement.

7.3           If the Executive’s employment is terminated in the circumstances described in Section 5.1 or 6.1 of this Agreement, the remuneration and benefits payable under this Article 7 shall not be reduced if the Executive obtains alternative employment.

7.4           Unless expressly provided otherwise in this Agreement, all payments to be made to the Executive under this Article 7 shall be subject to required statutory deductions at source by the Corporation.

ARTICLE 8

CONFIDENTIAL INFORMATION

8.1           If the Executive’s employment is terminated in any manner whatsoever due to or following a Change of Control, the Executive agrees to keep confidential all information of a confidential or proprietary nature concerning the Corporation, its Affiliates, Associates and Subsidiaries and their respective operations, opportunities, areas of present, past or future interests, assets, finances, technology, intellectual property, business and affairs, and further agrees not to use such information, data or technology for personal advantage, provided that nothing herein shall prevent the disclosure of information which is publicly available or which is required to be disclosed by the Executive under appropriate statute, rules of law or legal process.

ARTICLE 9

RIGHTS AND OBLIGATIONS OF EXECUTIVE UPON TERMINATION

9.1           Subject to Section 8.1 of this Agreement, the Executive shall not be prohibited in any manner whatsoever from obtaining alternative employment with or otherwise forming or participating in a business competitive to the business of the Corporation after the termination of the Executive’s employment with the Corporation.

9.2           Upon the termination of the Executive’s employment for any reason, the Executive shall tender the Executive’s resignation from any position the Executive may hold as an officer or director of the Corporation or any of its Affiliates, Associates or Subsidiaries.

9.3           If the Executive’s employment is terminated in the circumstances described in Section 5.1 or 6.1 of this Agreement, the Corporation shall continue to purchase and maintain, to the extent available in the marketplace at reasonable cost to the Corporation, on behalf of the Executive, director and officer liability insurance for the applicable limitation period following the date upon which the Executive ceases to serve as a director or officer of the Corporation, and the Executive’s existing agreement to receive indemnity from the Corporation for acts taken by the Executive in the Executive’s capacity as an officer of the Corporation shall remain in effect.

9.4           Upon termination of the Executive’s employment pursuant to Section 5.1 or 6.1 of this Agreement, the Corporation shall reimburse the Executive for ongoing legal fees and disbursements which the Executive may reasonably incur in connection with this Agreement (but this Agreement only), including any litigation concerning the validity or enforceability of, or liability under, any provision of this Agreement or any action by the Executive.  The Corporation shall pay such fees and reimbursements to the Executive promptly as such fees and disbursements become due.

ARTICLE 10

SECURITIZATION AND FUNDING PROCEDURE

10.1         The Corporation has established and maintains a trust for the benefit of the Executive and persons claiming through him (the “Trust”) pursuant to the terms and conditions of a trust agreement (the “Trust Agreement”) between the Corporation and the Trustee.  The Trust shall be funded in accordance with the provisions of this Agreement and the Trust Agreement.

10.2         To provide security against a failure by the Corporation to either fund or settle the Obligations in accordance with the terms of this Article 10, the Trust Agreement provides for the funding of the Trust with the proceeds of an irrevocable letter of credit which satisfies the requirements of this Agreement (a “Letter of Credit”) in the event that the Corporation does not provide funding or effect settlement when required to do so hereunder and in accordance with the terms hereof.  The Corporation confirms that the Letter of Credit currently held by the Trustee has been issued by a major Canadian chartered bank (the “Bank”) in an amount calculated by the Corporation’s consulting actuary (who at all times shall be a Fellow of the Canadian Institute of Actuaries) (the “Actuary”) in accordance with the provisions of Section 10.5 of this Agreement.

10.3         On each February 1st (the “Anniversary Date”), the Corporation shall request a report from the Actuary as to the amount calculated, as at the next succeeding April 1st (the “Valuation Date”), in accordance with the provisions of Section 10.5 of this Agreement.  The Corporation shall provide the Actuary with the data it requires to prepare such report.  Upon completion of each such report, the Corporation shall arrange for the Actuary to provide a summary of same to the Trustee.

Prior to the funding and/or settlement of all of the Obligations in accordance with the terms of this Agreement, the Corporation shall, within forty-five days after the applicable Anniversary Date and in accordance with the terms of the report received from the Actuary:

(a)           either:

(i)            arrange for a Letter of Credit to be provided by the Bank to the Trustee to replace the Letter of Credit then held by the Trustee.  The replacement Letter of Credit shall be:

(A)          substantially in the form of the Letter of Credit then held by the Trustee;

(B)           in an amount calculated by the Actuary as at the applicable Valuation Date in accordance with the provisions of Section 10.5 of this Agreement; and

(C)           for a term which commences on the date of its issuance and expires one year following the applicable Valuation Date; or

(ii)           confirm to the Trustee in writing that the Letter of Credit then held by the Trustee will be extended automatically for a further one-year term.  The confirmation to the Trustee shall include evidence from the Bank as to any amendment to the applicable Letter of Credit, any such amendment to be consistent with the report prepared by the Actuary as at the applicable Valuation Date; and

(b)           contribute to the Trust an amount equal to twice the fee charged by the Bank in connection with the Letter of Credit extension or replacement, as applicable.  The Corporation shall withhold one-half of such amount and shall remit the said one-half of such amount to the Canada Revenue Agency on account of the tax which is exigible pursuant to the Tax Act in connection with such contribution to the Trust.  The Trustee shall remit the remaining one-half of such amount to the Bank in consideration for the Letter of Credit extension or replacement, as applicable.

When a replacement Letter of Credit has been provided in accordance with the terms of this Section 10.3, an existing Letter of Credit shall be surrendered and cancelled.

10.4         If, during the term of a Letter of Credit issued pursuant to this Agreement, the Corporation, acting reasonably, concludes that there has been a significant change in the Obligations since the date of the last report prepared by the Actuary pursuant to Section 10.3 of this Agreement, the Corporation shall request a report from the Actuary as to the then current value of the Obligations, calculated in accordance with the provisions of Section 10.5 of this Agreement.  Upon receipt of the report, the Corporation shall provide a summary of same to the Trustee and arrange, together with the Trustee, for any required increase or decrease in the amount of the Letter of Credit for the balance of the term of such Letter of Credit.  In the event that a replacement Letter of Credit is to be issued in the circumstances described in this Section 10.4, the Corporation and the Trustee shall arrange for such replacement Letter of Credit to be provided by the Bank to the Trustee to replace the Letter of Credit then held by the Trustee.  Upon receipt of a replacement Letter of Credit pursuant to this Section 10.4, the Trustee shall surrender for cancellation the Letter of Credit then held by it pursuant to this Agreement and the Trust Agreement.

In the event that all or any portion of the fee referred to in Section 10.3 of this Agreement, is refunded by the Bank as a result of a decrease in the amount of a Letter of Credit pursuant to this Section 10.4, such amount (together with any resulting refundable Tax) shall be received by the Trustee for deposit to the Trust.  Upon receipt of an Authorized Instruction (as defined in the Trust Agreement), the Trustee shall pay and transfer such amounts (less any applicable tax which it will remit as required by the Tax Act on behalf of the Corporation) to the Corporation for its sole and exclusive use and benefit.

In the event that an additional fee is required to be paid to the Bank as a result of an increase in the amount of a Letter of Credit pursuant to this Section 10.4, the Corporation shall contribute to the Trust an amount equal to twice the additional fee.  The Corporation shall withhold one-half of such amount and shall remit the said one-half of such amount to the Canada Revenue Agency on account of the tax which is exigible pursuant to the Tax Act in connection with such contribution to the Trust.  The Trustee shall remit the remaining one-half of such amount to the Bank in payment of its additional fee.

10.5         A Letter of Credit issued pursuant to this Agreement shall:

(i)            be an irrevocable standby letter of credit;

(ii)           obligate the Bank to satisfy demand for payment made by the Trustee in accordance with the terms of this Agreement and the Trust Agreement;

(iii)          permit partial drawings; and

(iv)          provide that the Bank must notify the Trustee on or before thirty days prior to the expiry of a Letter of Credit of any notice of non-extension provided by the Bank to the Corporation.

The amount of a Letter of Credit pursuant to this Agreement shall be calculated by the Actuary in accordance with the following subparagraphs of this Section 10.5.

(a)           Assuming the lump sum payments referred to in Section 7.1(a) of this Agreement are equal to the amount thereof provided by the Corporation.

(b)           Assuming the service of the Executive will terminate, in accordance with Section 5.1 or 6.1 of this Agreement, on the next succeeding March 31st after the Valuation Date (the “Calculation Date”).

(c)           Using the Executive’s demographic data, including base salary, target bonus and current marital status as of the Valuation Date, provided by the Corporation.

(d)           Using the Yearly Maximum Pensionable Earnings (Y.M.P.E.) used to determine the amount of the Canada Pension Plan Benefit and Tax Act maximum defined benefit pension dollar limit as at the Valuation Date.

(e)           Assuming all Obligations are included.

(f)            Using the actuarial methods, assumptions and calculation methodology described in Schedule “B-2.

(g)           Applying a load of 15% to the amount determined in accordance with subparagraphs (b) through (f) of this Section 10.5 to provide for fluctuations in the Interest Discount Rate, Consumer Price Index and other plan experience during the term of the Letter of Credit, as described in Schedule “B-2”.

(h)           Applying a load to one-half of the amount determined in accordance with subparagraphs (a) through (g) of this Section 10.5 to provide for the cost associated with the borrowings described in subparagraph (k) of this Section 10.5, as described in Schedule “B-2”.

(i)            Including a settlement expense to the amount determined in subparagraph (h), with the aggregate settlement expense allowance for all obligations secured equal to $250,000, or where the Valuation Date is after December 31, 2008, the aggregate settlement expense allowance will be increased at the rate equal to the increase in the Consumer Price Index, as described in Schedule “B-2”, plus 1% for each year after 2008.

(j)            Assuming the Obligations will be promptly settled with the Executive upon occurrence of a Designated Event described in Section 1.1(o)(ii).

(k)           Assuming a loan will be secured to permit settlement of the Obligations prior to receipt of the Refundable Tax Account from the Canada Revenue Agency.  The assumed interest rate payable on the loan shall be as described in Schedule “B-2”.  The cost associated with the borrowings shall be assumed to be paid from the Trust.

(l)            The liabilities calculated in accordance with subparagraphs (a) through (k) above shall be offset by:

(i)            the Refundable Tax Account, if any; and

(ii)           the assets contained in the Trust, if any.

10.6         (a)           If an Executive Benefit Plan Obligations - Designated Event shall occur, the Corporation shall be required to immediately fund the Executive Benefit Plan Obligations in accordance with the most recent report prepared by the Actuary pursuant to Section 10.3 of this Agreement.  Notwithstanding the foregoing, if an Executive Benefit Plan Obligations - Designated Event described in Section 1.1(y)(i) and a Change of Control Obligations - Designated Event described in Section 1.1(o)(ii) shall occur simultaneously, the Corporation shall be required to settle the Executive Benefit Plan Obligations forthwith in accordance with the provisions of Schedule “B-1”.

(b)           If:

(i)            the employment of the Executive is terminated by the Corporation for any reason other than as a result of the death, disability or retirement of such Executive; and

(ii)           such Executive files with the Corporation a written request that it fund the Executive Benefit Plan Obligations,

the Corporation shall be required to immediately fund the Executive Benefit Plan Obligations in accordance with the most recent report prepared by the Actuary pursuant to Section 10.3 of this Agreement.

(c)           Upon the earlier of:

(i)            learning of the occurrence of an Executive Benefit Plan Obligations — Designated Event described in Section 1.1(y)(v) or (vi) of this Agreement; or

(ii)           receipt of a written notice of the occurrence of an Executive Benefit Plan Obligations - Designated Event described in any of the other subparagraphs of Section 1.1(y) of this Agreement, which notice has been signed by two executives of the Corporation, one of whom must be either the Chief Financial Officer or the General Counsel of the Corporation and which notice must, in the case of an Executive Benefit Plan Obligations — Designated Event described in Section 1.1(y)(i) of this Agreement, indicate which subparagraph of the definition of “Change of Control” is applicable, the Trustee shall promptly give notice to the Corporation in writing that it intends to draw on that portion of the Letter of Credit which is referable to the Executive Benefit Plan Obligations and contribute the proceeds thereof (less any applicable withholding tax which it will remit as required by the Tax Act on behalf of the Corporation) to the Trust on behalf of the Corporation in order to fund the

Executive Benefit Plan Obligations, unless it receives satisfactory proof within nine days of such notice that the Corporation has funded or settled, as applicable, the Executive Benefit Plan Obligations itself in accordance with the terms of this Agreement.

Unless the Corporation advises the Trustee in writing that it has funded or settled, as applicable, the Executive Benefit Plan Obligations in accordance with the terms of this Agreement and has provided the Trustee with satisfactory proof thereof within nine days of the date of the aforementioned notice, the Trustee shall draw on that portion of the Letter of Credit which is referable to the Executive Benefit Plan Obligations on the tenth day following the date of such notice (or the next following business day if such tenth day is not a business day) and contribute the proceeds thereof (less any applicable withholding tax which it will remit as required by the Tax Act on behalf of the Corporation) to the Trust on behalf of the Corporation.

Notwithstanding the foregoing, in the event an Executive Benefit Plan Obligations - Designated Event described in Section 1.1(y)(v) or (vi) of this Agreement has triggered the operation of this Section 10.6 and the failure which gave rise to the occurrence of such Executive Benefit Plan Obligations - Designated Event has been remedied prior to the expiration of the notice period provided for in this Section 10.6(c), the Trustee shall not take the action described in the immediately preceding paragraph hereof and all of the provisions of this Agreement shall continue to apply to the same extent and as fully as they would have in the event that such Executive Benefit Plan Obligations - Designated Event had not occurred.

(d)           Upon receipt of a written notice of the occurrence of the events described in both subparagraphs (i) and (ii) of Section 10.6(b) of this Agreement (which notice has been signed by the Executive and sworn before a notary public), the Trustee shall promptly give notice to the Corporation in writing that it intends to draw on that portion of the Letter of Credit which is referable to the Executive Benefit Plan Obligations and contribute the proceeds (less any applicable withholding tax which it will remit as required by the Tax Act on behalf of the Corporation) to the Trust on behalf of the Corporation in order to fund the Executive Benefit Plan Obligations unless it receives satisfactory proof within nine days of the date of such notice that the Corporation has funded the Executive Benefit Plan Obligations itself in accordance with the terms of this Agreement.

Unless the Corporation advises the Trustee in writing that it has funded the Executive Benefit Plan Obligations in accordance with the terms hereof and has provided the Trustee with satisfactory proof thereof within nine days of the date of the aforementioned notice, the Trustee shall draw upon that portion of the Letter of Credit which is referable to the Executive Benefit Plan Obligations on the tenth day following the date of such notice (or the next following business day if such tenth day is not a business day) and contribute the proceeds (less any applicable withholding tax which it will remit as required by the Tax Act on behalf of the Corporation) to the Trust on behalf of the Corporation.

(e)           For purposes of determining the required amount of funding or the portion of the Letter of Credit to be drawn on for purposes of this Section 10.6, the Trustee shall refer to the most recent report prepared by the Actuary for purposes of this Agreement and, in particular, to the portion of the report dealing with the Executive Benefit Plan Obligations.  In preparing the portion of its report respecting Executive Benefit Plan Obligations, the Actuary shall adhere to the following:

(i)            Assuming that the Executive, if then in active employment, will remain in active employment with the Corporation as an officer until the Calculation Date and that the Executive’s employment with the Corporation will terminate on the Calculation Date.

(ii)           Using the Executive’s demographic data, including base salary, actual bonus history, target bonus and current marital status as of the Valuation Date, provided by the Corporation.

(iii)          Using the Canada Pension Plan Benefit and Tax Act maximum defined benefit pension dollar limit as at the Valuation Date.

(iv)          Assuming the Executive’s target bonus percentage remains at the level specified by the Corporation pursuant to subparagraph (ii) above.

(v)           Assuming only Executive Benefit Plan Obligations are included.

(vi)          Assuming the payments under the Executive Benefit Plan would be made from the Trust.

(vii)         Using the actuarial methods, assumptions and calculation methodology described in Schedule “B-2.

(viii)        Applying loads as described in Schedule “B-2” to the amount determined in accordance with the preceding subparagraphs of this Section 10.6(e) to provide for future contingencies and expenses of the Trust.

(ix)           Calculating the estimated amount required to settle the Executive Benefit Plan Obligations based on the actuarial methods, assumptions and calculation methodology described in Schedule “B-2”, increased by the loads described in the following subparagraph.

(x)            Applying loads as described in Schedule “B-2” to the amount determined in accordance with subparagraph (ix) to provide for:

(A)          fluctuations in the Interest Discount Rate and Consumer Price Index during the term of the Letter of Credit; and

(B)           the cost associated with the loan to be secured as allowed under the Trust Agreement to permit settlement of the Executive Benefit Plan Obligations prior to receipt of the Refundable Tax Account from the Canada Revenue Agency.  The assumed interest rate payable on the loan shall be as described in Schedule “B-2” and shall be applied to one-half of the amount in subparagraph (ix).  The cost associated with the borrowings shall be assumed to be paid from the Trust.

(xi)           Taking the larger amount for the Executive of:

(A)          the amount determined in accordance with subparagraphs (i) through (viii), and

(B)           the amount determined in accordance with subparagraphs (ix) and (x).

(xii)          The amount determined in accordance with subparagraph (xi) above shall be offset by:

(A)          the Refundable Tax Account, if any;

(B)           the assets contained in the Trust, if any.

(f)            In the event that the Executive Benefit Plan Obligations have been funded in accordance with the terms hereof as a result of:

(i)            the Corporation making an assignment for the benefit of creditors or filing a petition in bankruptcy or becoming insolvent or bankrupt;

(ii)           a receiver, trustee or liquidator of or for the Corporation being appointed and not being discharged within a period of sixty days;

(iii)          a voluntary dissolution or wind-up of the Corporation; or

(iv)          a sale or disposition of all or substantially all of the assets of the Corporation,

and the Executive Benefit Plan has been terminated in connection therewith, the Executive Benefit Plan Obligations shall be promptly settled by the Trustee with the Executive by way of a lump sum payment from the Trust.  For this purpose, the benefit entitlements of each Executive shall be determined by the Actuary in accordance with the terms of the Executive Benefit Plan and the amount of the lump sum payment shall be determined by the Actuary using the assumptions set forth in Schedule “B-1”.  Notice of termination of the Executive Benefit Plan shall be provided to the Trustee by the Corporation, failing which by two executives of the Corporation, one of whom must be either the Chief Financial Officer or the General Counsel of the Corporation.

Any assets of the Trust remaining after full satisfaction of (i) the Executive Benefit Plan Obligations pursuant to the preceding paragraph and (ii) any further obligations pursuant to the terms of the Trust Agreement, shall be returned to the Corporation.

(g)           In the event the Executive Benefit Plan shall be terminated at any time either in whole or in part in relation to the Executive subsequent to the funding of the Executive Benefit Plan Obligations in accordance with the terms hereof, then, provided Section 10.6(f) of this Agreement is not otherwise applicable, the Executive Benefit Plan Obligations shall be promptly settled by the Trustee with the Executive by way of a lump sum payment from the Trust.

For this purpose, the benefit entitlements of the Executive shall be determined by the Actuary in accordance with the terms of the Executive Benefit Plan and the amount of the lump sum payment shall be determined by the Actuary using the assumptions set forth in Schedule “B-1”.  Notice of the termination of the Executive Benefit Plan shall be provided to the Trustee by the Corporation, failing which by two executives of the Corporation, one of whom must be either the Chief Financial Officer or the General Counsel of the Corporation.

Any assets of the Trust remaining after full satisfaction of (i) the Executive Benefit Plan Obligations and (ii) any further obligations pursuant to the terms of the Trust Agreement, shall be returned to the Corporation.

(h)           In the event:

(i)            of a dispute as to whether a payment to or in respect of the Executive is properly due and payable pursuant to the Executive Benefit Plan; and

(ii)           such dispute cannot be resolved by the parties thereto within the time frame specified in Section 1.1(y)(vi) of this Agreement,

the amount in dispute shall be remitted to the Trustee for deposit to the Trust.  Upon final settlement of the dispute, the amount so deposited (together with any earnings, profits and increments thereon and after deduction of any authorized payments allocable thereto, both as determined in accordance with the terms of the Trust Agreement), less any applicable withholding tax which will be remitted as required by the Tax Act, shall be paid to that party to the dispute which is found to be entitled thereto.  Prior to such amount being paid out of the Trust in accordance with the terms hereof, the Corporation shall instruct the Actuary to take such amount into account when preparing its report for purposes of this Agreement.

(i)            In the event that a Change of Control Obligations - Designated Event described in Section 1.1(o)(ii) of this Agreement shall occur subsequent to the funding of the Executive Benefit Plan Obligations in accordance with the terms of this Agreement, the Corporation shall be required to settle the Executive Benefit Plan Obligations forthwith in an amount determined by the Actuary in accordance with the provisions of Schedule “B-1”.

(j)            Subject to Section 10.6(f), 10.6(g) and 10.6(i) of this Agreement, in the event that the Executive Benefit Plan Obligations have been funded in accordance with the terms hereof, all or a portion of such Executive Benefit Plan Obligations may, at the discretion of the Corporation, be promptly settled with the Executive.

For this purpose, the benefit entitlements of the Executive shall be determined by the Actuary in accordance with the terms of the Executive Benefit Plan.  In such circumstances, the Corporation reserves the right to settle the Executive Benefit Plan Obligations by way of a lump sum payment to the Executive provided that the amount of each such payment is determined by the Actuary in accordance with the assumptions set forth in Schedule “B-1”.

10.7         (a)           If a Change of Control Obligations - Designated Event described in Section 1.1(o)(i) of this Agreement shall occur, the Corporation shall be required to immediately fund the Change of Control Obligations in accordance with the most recent report prepared by the Actuary pursuant to Section 10.3 of this Agreement.

(b)           If a Change of Control Obligations - Designated Event described in Section 1.1(o)(ii) of this Agreement shall occur, the Corporation shall be required to settle the Change of Control Obligations forthwith in accordance with the provisions of Schedule “B-1”, upon receipt by the Corporation of a Release executed by the Executive in the form attached to this Agreement as Schedule “A”.

(c)           Upon the earlier of:

(i)            learning of the occurrence of a Change of Control Obligations - Designated Event described in Section 1.1(o)(i) of this Agreement; or

(ii)           receipt of a written notice of the occurrence of a Change of Control Obligations - Designated Event described in Section 1.1(o)(ii) of this Agreement, which notice has been signed by the Executive and sworn before a notary public and has annexed thereto a Release executed by the Executive in the form attached to this Agreement as Schedule “A”, the Trustee shall promptly give notice to the Corporation in writing that it intends to draw on that portion of the Letter of Credit which is referable to the Change of

Control Obligations and contribute the proceeds thereof (less any applicable withholding tax which it will remit as required by the Tax Act on behalf of the Corporation) to the Trust on behalf of the Corporation in order to fund the Change of Control Obligations, unless it receives satisfactory proof within nine days of such notice that the Corporation has funded or settled, as applicable, the Change of Control Obligations itself in accordance with the terms of this Agreement.

Unless the Corporation advises the Trustee in writing that it has funded or settled, as applicable, the Change of Control Obligations in accordance with the terms of this Agreement and has provided the Trustee with satisfactory proof thereof within nine days of the date of the aforementioned notice, the Trustee shall draw on that portion of the Letter of Credit which is referable to the Change of Control Obligations on the tenth day following the date of such notice (or the next following business day if such tenth day is not a business day) and contribute the proceeds (less any applicable withholding tax which it will remit as required by the Tax Act on behalf of the Corporation) to the Trust on behalf of the Corporation.

Notwithstanding the foregoing, in the event a Change of Control Obligations - Designated Event described in Section 1.1(o)(i) of this Agreement has triggered the operation of this Section 10.7 and the failure which gave rise to the occurrence of such Change of Control Obligations - Designated Event has been remedied prior to the expiration of the notice period provided for in this Section 10.7(c), the Trustee shall not take the action described in the immediately preceding paragraph hereof and all of the provisions of this Agreement shall continue to apply to the same extent and as fully as they would have in the event that such Change of Control Obligations - Designated Event had not occurred.

(d)           The required amount of funding or the portion of the Letter of Credit to be drawn on for purposes of this Section 10.7 shall be determined by the Actuary and shall be the amount determined in accordance with Sections 10.5(a) through (l) of this Agreement offset by the amount determined in accordance with subparagraphs 10.6(e)(i) through (xii) of this Agreement.  The settlement amount for purposes of this Section 10.7 shall be determined in accordance with the provisions of Schedule “B-1”.

(e)           In the event that the Change of Control Obligations have been funded in accordance with the terms hereof as a result of the occurrence of a Change of Control Obligations - Designated Event described in Section 1.1(o)(ii), the Change of Control Obligations shall be promptly settled with the Executive in accordance with the provisions of Schedule “B-1”.

10.8         The actuarial methods and assumptions described in Schedule “B-1” and Schedule “B-2” shall be reviewed from time to time.  Any amendments to Schedule “B-1” and/or Schedule “B-2” as a result of such review shall be dealt with in accordance with Section 12.6.

10.9         The Trustee shall surrender the Letter of Credit to the Corporation for cancellation upon the earliest of:

(a)           receipt by the Trustee of a written direction signed by the Corporation and the Executive directing surrender of the Letter of Credit;

(b)           receipt by the Trustee of a written direction signed by the Corporation confirming that it has funded and/or settled the Obligations in accordance with the terms hereof,  together with evidence which is satisfactory to the Trustee that  such funding and/or settlement has occurred; and

(c)           receipt by the Trustee of a written direction signed by the Corporation confirming that the Corporation has no remaining Obligations to the Executive, together with evidence which is satisfactory to the Trustee that the Corporation has no remaining Obligations to the Executive and that a copy of such written direction has been provided to the Executive.

10.10       The Trust shall be terminated by the Trustee upon the earliest of:

(a)           receipt by the Trustee of a written direction signed by the Corporation and the Executive confirming the termination of the Trust;

(b)           the entire depletion of the Trust Fund through payments pursuant to the terms of the Trust Agreement, in the event that such depletion occurs subsequent to the funding of the Obligations in accordance with the terms of this Agreement; and

(c)           receipt by the Trustee of a written direction signed by the Corporation confirming that the Corporation has no remaining Obligations to the Executive, together with evidence which is satisfactory to the Trustee that a copy of such written direction has been provided to the Executive.

Upon the termination of the Trust, any assets of the Trust which remain after the satisfaction of any remaining Obligations of the Corporation to the Executive shall be returned to the Corporation.

10.11       The Corporation and the Executive hereby acknowledge that the Corporation is entering into agreements similar to this Agreement with certain of its other executives and that the Corporation may, at its sole discretion, arrange for one or more Letters of Credit to satisfy its responsibilities under this Agreement and such other agreements.  In the event that one Letter of Credit is obtained to satisfy the Corporation’s responsibilities under this Agreement and some or all of such other agreements, references to a “Letter of Credit” in this Agreement shall be read as references to that portion of such Letter of Credit which is referable to the responsibilities of the Corporation to the Executive.

The Corporation and the Executive also acknowledge that the Corporation may, at its sole discretion, enter into one or more Trust Agreements to satisfy its responsibilities under this Agreement and such other agreements.  In the event that one Trust Agreement is entered into to satisfy the Corporation’s responsibilities under this Agreement and some or all of such other agreements, references to “Trust”, “Trust Agreement”, “Trustee” and “Refundable Tax Account” in this Agreement shall be read with such modifications as may be necessary in the context.

10.12       At the discretion of the Corporation and subject to the provisions of applicable law, in the event that all or a portion of the Obligations are funded in accordance with Article 10 hereof and an actuarial surplus (determined by actuarial valuation in accordance with the terms of the report prepared as at the immediately preceding Valuation Date in accordance with Section 10.3 of this Agreement) arises as a result thereof:

(a)           all or a portion of such actuarial surplus may be used in the determination of or to reduce the funding otherwise required to be provided by the Corporation hereunder; or

(b)           any surplus assets may, to the extent that they exceed 110% of the amount required to fund that portion of the Obligations which has been funded (as determined by the report prepared as at the immediately preceding Valuation Date in accordance with Section 10.3 of this Agreement) be returned to the Corporation.

ARTICLE 11

EXPEDITED ARBITRATION

11.1         If, pursuant to Section 6.1 of this Agreement, the Executive provides written notice of the Executive’s intention to terminate the Executive’s employment for Good Reason, and the Corporation believes that there is no Good Reason, or, alternatively, if, pursuant to Section 4.1 of this Agreement, the Corporation provides written notice of its intention to terminate the Executive’s employment for Just Cause and the Executive believes there is no Just Cause, the Corporation or the Executive, as applicable, shall, within ten (10) days of having been provided such notice, provide written notice (“Notice of Dispute”) to the other Party of the dispute (the “Dispute”).

11.2         The Parties agree that any and all Disputes under Section 11.1 of this Agreement will be resolved by way of a single Arbitrator.

11.3         (a)           Within fifteen (15) days of provision of the Notice of Dispute, the Parties shall agree upon and appoint a neutral Arbitrator from the then current roster maintained by the Alberta Mediation and Arbitration Society to act as Arbitrator of the Dispute; or

(b)           If no person acceptable to both Parties has been agreed upon and appointed within fifteen (15) days, then either Party may make immediate application to the Court of Queen’s Bench of Alberta, Judicial District of Calgary, to have an Arbitrator appointed.

11.4         The Parties acknowledge and agree that the purpose of this Article 11 is to avoid delays and facilitate resolution of the Dispute in a just, speedy and cost-effective manner.

11.5         Consistent with the expedited nature of arbitration, the Arbitrator will direct and control the scope and timing of the exchange of information between the Parties and will take such steps as the Arbitrator deems necessary to achieve a just, speedy and cost-effective resolution of the Dispute.  The Arbitrator has the exclusive right and power to resolve all issues related to the exchange of information in the arbitration process.

11.6         The Parties agree that the Arbitrator is only authorized to determine whether the Executive had Good Reason for terminating the Executive’s employment, or alternatively, whether the Corporation had Just Cause to terminate the Executive’s employment.

11.7         A hearing will occur within forty-five (45) days of the appointment of the Arbitrator (the “Hearing”).  The time of the Hearing (the “Hearing Date”) will be scheduled by the Arbitrator after consultation with the Parties.  The Hearing will be governed by the rules set out in the Arbitration Act S.A. 1991, c.A-43, as modified by the Arbitrator in the interests of achieving a just, speedy and cost-effective resolution of the Dispute.  The Arbitrator may require written submissions of fact in the Dispute to be provided seven (7) days before the Hearing Date.

11.8         The Arbitrator will use best efforts to provide a written decision within seven (7) days of the conclusion of the Hearing.

11.9         The Parties agree that the decision of the Arbitrator will be final and binding upon the Parties.

ARTICLE 12

GENERAL

12.1         The headings of the Articles and paragraphs in this Agreement are inserted for convenience only and shall not affect the meaning or construction of this Agreement.

12.2         This Agreement shall be construed and interpreted in accordance with the laws of the Province of Alberta and the federal laws of Canada as applicable therein.

12.3         If any provision of this Agreement is determined to be void or unenforceable in whole or in part, it shall be and be deemed to be severed from this Agreement without affecting or impairing the validity of any other provision herein.

12.4         Any notice required or permitted to be given under this Agreement shall be in writing and shall be properly given if delivered by hand delivery or mail or other form of electronic communication capable of transmission confirmation to the following address:

a.             in the case of the Corporation to:

Nexen Inc.

801 - 7th Avenue S.W.

Calgary, AB  T2P 3P7

Attention:        General Manager, Compensation and Benefits

b.             in the case of the Executive to:

the last address of the Executive in the records of the Corporation or to such other address as the Parties may from time to time specify by notice given in accordance herewith.

12.5         This Agreement shall enure to the benefit of and be binding upon the Executive and the Executive’s heirs, executors and administrators and upon the Corporation and its successors and assigns.

12.6         This Agreement constitutes the entire agreement relating to the respective rights and obligations of the Parties upon the occurrence of a Change of Control.  No amendment or waiver of this Agreement shall be binding unless executed in writing by the Parties.

Notwithstanding the foregoing,

(a)           any amendment to Article 10 of this Agreement, Schedule “B-1” or Schedule “B-2” which is required to ensure that the balance remaining in the Trust after the required tax has been withheld and remitted to the Canada Revenue Agency is sufficient to satisfy the fee levied by the Bank in connection with the issuance of a Letter of Credit may be made by the Corporation without the prior written approval of the Executive; and

(b)           the Corporation may amend, modify or waive Article 10 of this Agreement,  Schedule “B-1” and Schedule “B-2” in whole or in part, at such time and from time to time, and in such manner and to such extent as it may deem advisable without obtaining the approval of the Executive, provided that such amendment, modification or waiver, as the case may be, does not adversely affect the securitization in accordance with the terms hereof of those Obligations which have accrued up to the date of such amendment, modification or waiver, as the case may be.

12.7         The Parties agree that the rights, entitlements and benefits set out in this Agreement to be paid to the Executive upon a Change of Control shall be in full satisfaction of all rights of the Executive under applicable law in effect from time to time as a result thereof.

12.8         Neither Party can waive or shall be deemed to have waived any right it has under this Agreement except to the extent that such waiver is in writing.

12.9         Nothing contained in this Agreement shall be construed as limiting the ability of the Corporation to amend, modify or terminate the Executive Benefit Plan in whole or in part, at such time and from time to time, and in such manner and to such extent as it may deem advisable.

The Parties have executed this Agreement effective the date first written above.

NEXEN INC.

	Per:	(signed)

	Per:	(signed)

SIGNED, SEALED & DELIVERED in the presence of

(signed)	(signed)
WITNESS	JAMES ARNOLD

SCHEDULE “A”

AGREEMENT RESPECTING CHANGE OF CONTROL AND

EXECUTIVE BENEFIT PLAN ENTITLEMENTS

In order to receive the entitlements referred to in the Article 7 of this Agreement, the Executive shall execute the attached Release, fully releasing the Corporation from all further claims in relation to the Executive’s employment or Employment Benefits and the termination thereof upon payment of the remuneration and benefits referred to in Article 7 of this Agreement.  The attached Release shall not, however, require that the Executive relinquish or release any rights to indemnity which the Executive may, as an officer or director of the Corporation or any of its Affiliates, Associates and Subsidiaries, have as against the Corporation or any of its Affiliates, Associates and Subsidiaries, for costs, charges and expenses reasonably incurred by the Executive in respect of any civil, criminal or administrative action or proceeding to which the Executive is made a party by reason of being or having been a director or officer of the Corporation or any of its Affiliates, Associates and Subsidiaries, where:

(a)           the Executive has acted honestly and in good faith with a view to the best interests of the Corporation or any of its Affiliates, Associates and Subsidiaries; and

(b)           in the case of a criminal or administrative action or proceeding enforced by a monetary penalty, the Executive had reasonable grounds for believing the Executive’s conduct was lawful.

FINAL RELEASE

KNOW ALL MEN BY THESE PRESENTS that I, JAMES ARNOLD, of the City of Calgary, in the Province of Alberta, in consideration of the amounts provided in that certain Agreement Respecting Change of Control and Executive Benefit Plan Entitlements (the “Agreement”) dated as of the              day of                         , 2009 between myself and NEXEN INC. and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, do for myself, my executors and assigns hereby remise, release and forever discharge the Corporation, and any associated, affiliated, predecessor or parent corporation of the Corporation and their present and former directors, officers, agents and employees (the “Releasees”), including each of their respective successors, heirs, administrators and assigns, from all manner of actions, causes of action, debts, obligations, covenants, claims or demands, whatsoever which I may ever have had, now have, or can, shall or may hereafter have against the Releasees or any of them, by reason of or arising out of any cause, matter or thing whatsoever done, occurring or existing up to and including the present date and, in particular, without in any way restricting the generality of the foregoing, in respect of all claims of any nature whatsoever, past, present or future, directly or indirectly related to or arising out of or in connection with my relationship with the Releasees, as an employee, officer or director, and the termination of my employment from the Corporation including, but not limited to, any claims related to any entitlement I may have or may have had to any payment or claim either at common law or under the Employment Standards Code, Human Rights, Citizenship and Multiculturalism Act or any other applicable legislation governing or related to my employment with the Releasees.

AND FOR THE SAID CONSIDERATION, I, JAMES ARNOLD, represent and warrant that I have not assigned to any person, firm or corporation any of the actions, causes of action, claims, suits, executions or demands which I release by this Release, or with respect to which I agree not to make any claim or take any proceeding herein.

IT IS FURTHER ACKNOWLEDGED that the payment to me includes full compensation and consideration for the loss of my employment benefits, as provided by the Releasees, and that all of my employment benefits and privileges shall cease on the date of termination of my employment, except as otherwise expressly provided in the Agreement.  I further acknowledge that I have received all benefits due to me and have no further claim against the Releasees for such benefits.  I further accept sole responsibility to replace such benefits which I wish to continue or to exercise conversion privileges where applicable with respect to such benefits and, in particular any life insurance and long-term disability benefits.  In the event that I become disabled following termination of my employment, I covenant not to sue the Releasees for insurance or other benefits or loss of same and hereby release the Releasees from any and all further obligations or liabilities arising therefrom.

Notwithstanding anything contained herein, this Release shall not extend to or affect, or constitute a release of, my right to sue, claim against or recover from the Releasees and shall not constitute an agreement to refrain from bringing, taking or maintaining any action against the Releasees in respect of:

(a)           any corporate indemnity existing by statute, contract or pursuant to any of the constating documents of the Corporation provided in my favour in respect of my having acted at any time as a director, officer or both of the Corporation;

(b)           my entitlement to any insurance maintained for the benefit or protection of the directors and/or officers of the Corporation, including without limitation, directors’ and officers’ liability insurance; or

(c)           my entitlement to any amounts or compensation due to me under the terms of my employment pursuant to the Agreement.

IT IS HEREBY AGREED that the terms of the Agreement and of this Release will be kept confidential.  No party hereto shall communicate any such terms to any third party under any circumstances whatsoever, excepting any necessary communication with my legal and financial advisors, as required, on the express condition that they maintain the confidentiality thereof, and any disclosure which is required by law, although either party shall be at liberty to disclose to third parties that a mutually acceptable Release was agreed upon.  The invalidity and unenforceability of any provision of this Release shall not affect the validity or enforceability of any other provision of this Release, which shall remain in full force and effect.

I HEREBY DECLARE that I have read all of this Release, fully understand the terms of this Release and voluntarily accept the consideration stated herein as the sole consideration for this

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Release for the purpose of making a full and final settlement with the Releasees.  I further acknowledge and confirm that I have been given an adequate period of time to obtain independent legal counsel regarding the meaning and the significance of the terms herein and the covenants mutually exchanged.

IT IS HEREBY AGREED THAT as a term of the termination of my employment from the Corporation, and in consideration of the amount noted above, I hereby resign as officer and director of the Corporation and its affiliates.

IN WITNESS WHEREOF, I have hereunto set my hand and seal this            day of                              in the year                   .

JAMES ARNOLD

WITNESS (signature)

WITNESS (print name)

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SCHEDULE “B-1”

AGREEMENT RESPECTING CHANGE OF CONTROL

AND EXECUTIVE BENEFIT PLAN ENTITLEMENTS

Methodology and Assumptions for Determining Settlement Value

Purpose

In accordance with the terms of the Agreement, the purpose of this Schedule “B-1” is to outline the calculation approach such that,  after tax has been paid on a lump sum settlement value, the remaining balance is intended to be sufficient to provide after-tax monthly payments equivalent to the after-tax monthly payments the Executive would have received under the terms of the Executive Benefit Plan as provided for under this Agreement.

Overview for Defined Benefit Pension

The following outlines the actuarial methods, assumptions and calculation process to be used in determining the lump sum settlement value of the defined benefit pension entitlements under the Executive Benefit Plan when settlement occurs in accordance with Section 10 of the Agreement.  Section 300 of the Income Tax Regulations establishes the procedure applicable in using an after-tax lump sum to purchase a prescribed annuity:

1.             A prescribed annuity payment consists of two components:  (a) the deemed capital element of the annuity payment on which no tax is payable, and (b) the deemed non-capital portion of the annuity payment which is taxed at the marginal rate.

2.             The capital portion of each future annuity payment is considered to be a return of the original after-tax lump sum amount.

3.             The non-capital portion of each annuity payment is assumed to be provided by the investment return on the original after-tax lump sum amount and has therefore not yet been taxed.

4.             A constant percentage of each future payment is deemed to be a return of the original lump sum capital.

Calculation Methodology

1.             Equivalent after-tax payments:

a.             Determine initial gross annual pension entitlement under the Executive Benefit Plan.

b.             Determine after-tax annual pension entitlement under the Executive Benefit Plan based on Individual Tax Rate as defined in Schedule “B-1”.

c.             Determine the capital element based on the non-indexed present value of the pension payments divided by life expectancy.

d.             Determine the monthly payment which provides an after-tax pension equal to the after-tax pension determined in 1.b. above in accordance with the prescribed annuity methodology.

2.             Present value of periodic payments from 1. above:

a.             Determine the present value of the pension determined in 1.d. above using the assumptions described below in this Schedule “B-1”.  For greater certainty, the value of the post-retirement indexation is to be reflected in determining the present value of the accrued pension entitlement in respect of post-1992 service, and any accrued pension in respect of service granted during the Severance Period.

3.             Tax adjustment:

a.             Gross-up the present value determined in 2.a. above to reflect the tax assumed to be required to be paid on the lump sum.

b.             Gross-up the amount determined in 3.a. above to reflect the tax assumed to be required to be paid on investment earnings in respect of the lump sum payment during the deferral period prior to assumed pension commencement, if any.

4.             Equivalent present value after tax as the after-tax monthly payments:

a.             The amount determined in 3.b. above shall be the lump sum settlement value of the Executive’s pension entitlement.

Assumptions

Interest Discount Rate:

• during deferral period

Yield on long-term Government of Canada bonds as published in the Bank of Canada Review, described in CANSIM series V122544 (or a successor series) for the last trading Wednesday at the end of the month immediately preceding the date of calculation, rounded down to next lower 0.5.

• after assumed pension commencement

Yield on long-term Government of Canada bonds as published in the Bank of Canada Review, described in CANSIM series V122544 (or a successor series) for the last trading Wednesday at the end of the month immediately preceding the date of calculation, rounded down to next lower 0.5, less

2

assumed escalation of pensions after retirement.

Increase in Consumer Price Index:

Yield on long-term Government of Canada bonds as published in the Bank of Canada Review, described in CANSIM series V122544 (or a successor series) for the last trading Wednesday at the end of the month immediately preceding the date of calculation, less

Yield on long-term Government of Canada Real Return bonds as published in the Bank of Canada Review, described in CANSIM series V122553 (or a successor series) for the last trading Wednesday at the end of the month immediately preceding the date of calculation.

The result of the difference is then rounded up to the next highest 0.5%.

Escalation of Pensions After Retirement:	75% of CPI, less 1% (minimum increase 25% of CPI). Applies only to benefits accrued for service after December 31, 1992.

Mortality:

• for life expectancy	1994 Uninsured Pensioner Mortality Table with mortality improvements projected to 15 years beyond the date of termination.

• for present values

• prior to assumed pension commencement	Nil.

• after assumed pension commencement	1994 Uninsured Pensioner Mortality Table with mortality improvements projected 15 years beyond the date of termination.

Marital Status:	Actual status at date of termination.

Age of Spouse:	Based on actual date of birth.

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Individual Tax Rate:	Maximum individual marginal tax rate for employee’s province of employment at the date of termination.

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SCHEDULE “B-2”

AGREEMENT RESPECTING CHANGE OF CONTROL AND

EXECUTIVE BENEFIT PLAN ENTITLEMENTS

Methodology and Assumptions for Determining the Amount to be Secured or Funded in Accordance with Section 10 based on the Methodology described in Schedule  “B-1”

Purpose

The purpose of this Schedule “B-2” is to provide the actuarial methodology and assumptions for determining the amount to be secured or funded in accordance with Section 10 of the Agreement.

Methodology

The settlement methodology is described in Schedule B-1.

The funding methodology applicable to the Executive Benefit Plan Obligations is based on the following:

1.             Estimate the accrued pension and/or Supplemental Company Accounts payable from the Executive Benefit Plan as at the Valuation Date.

2.             Assume that the assets of the plan are to be invested in long term Government of Canada bonds and subject to the 50% refundable tax applicable to retirement compensation arrangements.

3.             Determine the present value of the amounts in 1 through 2 above.

4.             Estimate the settlement value that could be paid in accordance with the methodology and assumptions described in Schedule B-1.

5.             The funding amount in respect of the Executive Benefit Plan Obligations shall be the greater of the amount determined in accordance with 1 through 3 above and the amount in 4 above.

Assumptions

Interest Discount Rate:

• during deferral period

Yield on long-term Government of Canada bonds as published in the Bank of Canada Review, described in CANSIM series V122544 (or a successor series) for the last trading Wednesday at the end of the month immediately preceding the Anniversary Date, rounded down to next lower 0.5.

• after assumed pension commencement

Yield on long-term Government of Canada bonds as published in the Bank of Canada Review, described in CANSIM series V122544 (or a successor series) for the last trading Wednesday at the end of the month immediately preceding the Anniversary Date, rounded down to next lower 0.5 , less assumed escalation of pensions after retirement.

Increase in Consumer Price Index:

Yield on long-term Government of Canada bonds as published in the Bank of Canada Review, described in CANSIM series V122544 (or a successor series) for the last trading Wednesday at the end of the month immediately preceding the Anniversary Date, less

Yield on long-term Government of Canada Real Return bonds as published in the Bank of Canada Review, described in CANSIM series V122553 (or a successor series) for the last trading Wednesday at the end of the month immediately preceding the Anniversary Date.

The result of the difference is then rounded up to the next highest 0.5%.

Escalation of Pensions After Retirement:	75% of CPI, less 1% (minimum increase 25% of CPI). Applies only to benefits accrued for service after December 31, 1992.

Mortality:

• for life expectancy	1994 Uninsured Pensioner Mortality Table with mortality improvements projected to 15 years beyond the Calculation Date.

• for present values

• prior to assumed pension commencement	Nil.

• after assumed pension commencement	1994 Uninsured Pensioner Mortality Table with mortality improvements projected 15 years beyond the Calculation Date.

2

Marital Status:	Actual status at the Anniversary.

Age of Spouse:	Based on actual date of birth.

Individual Tax Rate:	Maximum individual marginal tax rate for employee’s province of employment at the Anniversary Date

Bonus:	Target bonus % applied to the salary rate at the Valuation Date

Investment return:

Yield on long-term Government of Canada bonds as published in the Bank of Canada Review, described in CANSIM series V122544 (or a successor series) for the last trading Wednesday at the end of the month immediately preceding the Anniversary Date rounded down to next lower 0.5%, and then divided by 2

Decrements:	None assumed prior to Calculation Date

Eligibility for Pensions:	100% vested

Pension Commencement Age:

• eligible for subsidized early retirement on the Calculation Date (i.e., age 55 and 10 years of continuous service)	Payable at the completion of the Severance Period. Payable at the Calculation Date for purposes of determining the amount required under Section 10.6(e).

• not eligible for early retirement on the Calculation Date	Deferred to age 60 or the end of the Severance Period if later. Payable at age 60 for purposes of determining the amount required under Section 10.6(e).

Fluctuation reserve [1]	15% of the pension obligations
Cost of borrowing to settle the obligations:

Yield on one month Government of Canada Treasury Bills as published in the Bank of Canada Review, described in CANSIM series V122529 (or a successor series) for the last trading Wednesday at the end of the month immediately preceding the Anniversary Date, rounded up to the next higher 0.25%, plus 1.50%

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Notes:

1                   Referred to by Section 10.5(g), Section 10.6(e)(viii) and 10.6(e)(x).    The 15% load is intended to provide a reserve for a potential decrease in the Interest Discount Rate in combination with potential increases in the Consumer Price Index for an aggregate change of 1.0%.

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SCHEDULE “C”

AGREEMENT RESPECTING CHANGE OF CONTROL AND EXECUTIVE BENEFIT PLAN ENTITLEMENTS

Estimated1 Entitlement to Compensation

Pursuant to Article 7 of the Agreement

Employee — James Arnold

Base Salary	$840,000
Bonus Target Value	$378,000
Benefits Uplift	$109,200
Car Allowance	$38,400
Savings Plan	$50,400
Financial Counselling Services	$10,500
Security Monitoring Services	$2,400

TOTAL VALUE	$1,428,900

Additional Lump Sum Settlement Value of Pension[2]	$488,000

TOTAL ESTIMATED ENTITLEMENT	$1,916,900

In addition to the above, Section 7.1(d) of the Agreement provides for Executive Outplacement counselling to be provided by a firm selected by the Executive, at a cost to the Corporation not to exceed $25,000.

IN ADDITION to the above pension entitlement under the Agreement, the Executive has the following pension entitlements under the Defined Benefit Registered Pension Plan and Executive Benefit Plan.  As is the case with the figures shown above, these values are estimated values (as of July 16, 2009) and are for illustrative purposes only.  Actual values will be calculated as of the date of the entitlement or payment in accordance with the Defined Benefit Registered Pension Plan and the Executive Benefit Plan, respectively, and therefore may be subject to change.

•	Accrued Annual Defined Benefit Pension Entitlement (Registered Pension Plan)[3]	$1,019

•	Estimated Lump Sum Transfer Value of Registered Pension Plan[4]	$10,000

•	Estimated Lump Sum Value of Executive Benefit Plan[4]	$22,000

1                                           As stated in Section 7.1 of the Agreement, the above calculations represent only the current estimated value (as of July 16, 2009) of the Executive’s entitlement to compensation upon a Change of Control.  Accordingly, the above calculations are for illustrative purposes only.

2                                           Calculated in accordance with Section 7.1(b) of the Agreement.

•                  Adjustment to EBP lump sum value to reflect settlement $20,000.

•                  Additional settlement value of pension accrued during the severance period upon a change of control  $468,000.

3                                           Deferred benefit payable from age 60.

4                                           Based on the Standards of Practice for Determining Pension Commuted Values approved by the Canadian Institute of Actuaries using rates applicable for July 2009 terminations.